UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 26, 2007

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On December 26, 2007, WellCare of Connecticut, Inc. (“WellCare CT”), a wholly-owned subsidiary of the Registrant, notified the Connecticut Department of Social Services (“CT DSS”) that it intends to terminate its Purchase of Service Contract Number 093-MED-FCHP-1 and Purchase of Service Contract Number 093-HUS-WCC-2, each being between the CT DSS and WellCare CT (the “Husky Contracts”), pursuant to which WellCare CT participates as a managed care organization (“MCO”) in the Husky A and Husky B Medicaid programs.  The termination is to be effective March 1, 2008 or upon a mutually acceptable alternative date.

WellCare CT’s decision to terminate the Husky Contracts was prompted by a November 20, 2007 letter from the CT DSS notifying WellCare CT that it intended to amend all current risk-based contracts (which include the Husky Contracts) with the MCOs that participate in the Husky A and Husky B Medicaid programs effective December 31, 2007.  CT DSS announced that such risk-based contracts would be amended to require the MCOs to provide administrative services only in return for a fixed fee.  Upon receiving this notice, WellCare CT evaluated its ability to operate such an administrative services only Medicaid plan in Connecticut and determined that doing so was not feasible under its current business model.

Revenue received from the Husky Contracts was approximately $71 million and $57 million for the year ended December 31, 2006 and the nine-month period ended September 30, 2007, respectively, while medical expense associated with the Husky Contracts was approximately $61 million and $49 million, respectively, for the same periods.  The termination of the Husky Contracts is not expected to have a material impact on the Registrant's results of operations in future periods.  No termination fees will be incurred in connection with the termination and any costs associated with the termination of the Husky Contracts are expected to be insignificant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2008	WELLCARE HEALTH PLANS, INC. /s/ Thaddeus Bereday
Thaddeus Bereday
Senior Vice President and General Counsel